Exhibit 99.1

NEWS RELEASE

Nabors Expects 2Q2009 Results to Include Approximately
$240 Million in Non-Cash Charges
Hamilton, Bermuda, July 13, 2009 /PRNewswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that its second quarter results will include non-cash pre-tax charges of approximately $240 million. These charges primarily relate to approximately $178 million in impairments and reserves recorded for certain assets across multiple business units, and also include approximately $62 million related to the acceleration into the second quarter of the expensing of certain unvested stock grants issued in prior years. The company has also tempered its full-year expectations for virtually all of its operations and now expects 2009 operating cash flow (EBITDA) to exceed $1.3 billion. The reductions in pre-tax income will generate a net tax benefit in our US tax position significantly offsetting the impact to free cash flow from the moderated operating outlook.
Included in the asset impairment charges is $28 million associated with certain non-active workover jackups in the Company’s US Offshore operations, $18 million for the structural frames of the eight remaining uncompleted coiled tubing rigs in Canada, $18 million related to miscellaneous rig components in its Alaskan and International operations and $15 million related to the elimination of the remaining goodwill in Canada associated with its helicopter business. The decision to impair the value of these assets arises from the uncertainty regarding the timing of a market upturn of sufficient magnitude to justify placing these assets in service in the foreseeable future. The remainder of the charges include the establishment of a $51 million reserve against a specific investment in its oil and gas operations in light of weak forward natural gas prices, a $35 million reserve against MBIA bonds owned by the Company which, although they have suffered an impairment in value, continue to pay interest at a rate of 14% per annum on the principal amount of $65 million, and $13 million as its share of reduction in the value of casing and tubing held in inventory by its NFR oil and gas joint venture.
The acceleration of expensing of unvested stock grants results from the recently announced amendments to the employment contracts of the Company’s two principal executives wherein their performance compensation metrics and other benefits were reduced substantially. In previous years, the executives received equity at then current market prices that was subject to vesting into 2011 in lieu of a substantial portion of their immediately payable cash bonuses. The contract revisions precipitated the recording of the full expense of these previously awarded and reported outstanding grants in the current quarter because the risk of forfeiture of the equity awards was effectively eliminated. This acceleration, along with the reductions in bonus compensation payable under the terms of the new contracts, will benefit future results and make them more reflective of actual current year compensation.

The Nabors companies own and operate approximately 534 land drilling and approximately 763 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.